Filed Pursuant to Rule 433
Registration Statement No. 333-275898

•	CUSIP: 78017FEX7
•	Trade Date: February 26, 2024
•	Settlement Date: February 29, 2024
•	Valuation Date: February 26, 2029
•	Maturity Date: March 1, 2029
•	Term: five years
•	Maximum Redemption Amount: at least 150% of the principal amount (to be determined on the Trade Date)
•	Reference Basket: A weighted basket (the "Basket") consisting of three indices. The Basket Components are as followed:
Basket Components
S&P 500® Index ("SPX")
EURO STOXX 50® Index ("SX5E")
Nikkei 225 Index (“NKY”)
•
The actual weight of each Basket Component will be determined on the Valuation Date. The Basket Component with the best performance between the Trade Date and the Valuation Date will receive a 60% weighting, the Basket Component with the second-best performance will receive a 30% weighting, and the Basket Component with the lowest performance will receive a 10% weighting.

•	Basket Percentage Change: the sum of the weighted component changes for each Basket Component (as described in the terms supplement).

•	If the Basket Percentage Change is positive, the Notes will pay at maturity a return equal to the Basket Percentage Change, subject to the Maximum Redemption Amount.
•	If the Basket Percentage Change is negative, you will receive a cash amount equal to the principal amount only.

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes do not pay interest.
•	Your notes are likely to have limited liquidity.
•	Please see the following page for important risk factor information.

•	We intend to take the position that the notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes.

DETERMINING PAYMENT AT MATURITY

CUSIP: 78017FEX7 I TRADE DATE: February 26, 2024 I ISSUE DATE: February 29, 2024

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue. It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here:
https://www.sec.gov/Archives/edgar/data/1000275/000114036124005160/ef20020507_fwp.htm

The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Not Earn a Positive Return on Your Investment.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Your Potential Payment at Maturity Is Limited.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	Changes in the Level of One Basket Component May Be Offset by Changes in the Levels of the Other Basket Components.
•	The Component Weights Will Not Be Known Until the Valuation Date
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities May Create Conflicts of Interest.
•	You Will Not Have Any Rights to the Securities Included in the Basket Components.
•	An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets.
•	The Notes Will Not Be Adjusted for Changes in Exchange Rates.
•	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.

RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.